Exhibit 99.1

NEWS RELEASE
For Immediate Release

December 6, 2002

For more information, please contact:	Michele Piucci Gainesville Bank & Trust P.O. Box 2760 Gainesville, GA. 30503 (770) 532-1212 ext. 3037 (770) 531-7359 (fax) mpiucci@gbt.com

GB&T BANCSHARES, INC. WELCOMES HOMETOWN
BANK OF VILLA RICA AS NEW COMPANY AFFILIATE

GAINESVILLE, GA. (December 6, 2001)  The Board of Directors of GB&T Bancshares, Inc. (NASDAQ: GBTB), parent company of Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, and Community Loan Company, has completed the merger to acquire HomeTown Bank of Villa Rica and bring the bank into GB&T Bancshares’ network of financial companies.

On November 19th, HomeTown Bank shareholders overwhelmingly approved the bank’s Agreement and Plan of Reorganization to merge with GB&T Bancshares, Inc. The effective date of the merger was November 30, 2002.

With more than $120 million in total assets, HomeTown Bank of Villa Rica operates three full-service banking offices in the counties of Carroll and Paulding. The merger expands GB&T’s presence into Carroll County, located on the fast-growing I-20 corridor just west of Atlanta and ranked as one of the 100 fastest growing counties in the country. Carroll County grew 22 percent in the past decade with projected population growth of over 21 percent for the period 2000 – 2010.*

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“The merger with HomeTown Bank is yet another important milestone in the growth of our organization,” stated GB&T President and CEO, Richard Hunt. “The addition of HomeTown bank complements our long-range growth strategy as our company is now approaching three-quarters of a billion dollars in assets.”

The completion of the merger brings GB&T Bancshares’ total assets to approximately $730 million. Larry Boggs, HomeTown Bank director and president of Benchmark Homes in Villa Rica, will join GB&T’s board of directors.

Carroll County native Pope Cleghorn, Jr. recently joined HomeTown Bank as president and CEO. “This is a positive move for our bank, our customers, our employees and our shareholders,” Cleghorn commented. “Our shareholders responded so positively to the merger, and we are excited to join an excellent organization with a strong track record of solid financial performance and quality service to their customers and to the communities they serve.”

Terms of the agreement call for each shareholder of HomeTown Bank of Villa Rica to receive either $18.00 in cash or 1.0588 shares of GB&T stock for each share of HomeTown Bank of Villa Rica or a combination of the two.  The total cash consideration for conversion of all of the HomeTown Bank of Villa Rica shares is subject to an overall limit of 50 percent.

GB&T chairman Philip Wilheit added, “HomeTown Bank is located in a fast growing metro-Atlanta market, and this merger provides us the opportunity to expand our company footprint and strengthen GB&T’s financial presence throughout north Georgia.”

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* Source:  www.census.gov

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